EXHIBIT 10.22

School Specialty, Inc.

W6316 Design Drive

Greenville, WI 54942

P.O. Box 1579

Appleton, WI 54912-1579

Phone: 888-388-3224

Fax: 888-388-6344

www.schoolspecialty.com

March 19, 2012

Gerald T. Hughes

20 Chapel Street, C811

Brookline, MA 02446

Dear Jerry,

I am pleased to offer you the position of Chief Administrative Officer for School Specialty, Inc. (SSI). This position will report directly to the President and CEO, Michael Lavelle.

The following highlights key aspects of our offer of employment:

•	Start Date: On or before Monday, April 2, 2012.

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Employment: Your employment is contingent on the successful completion of a background check and pre-employment drug screen. A background check form is enclosed in this offer packet. Please complete and email or fax the form to the attention of Rachel McKinney at (920) 882-5814. The drug screen will be completed on site during your first day of employment with us.

•	Total Compensation: The following describes the compensation elements of our offer, which include:

•	Base Salary: Your will receive a base salary of $350,000.00 on an annualized basis or at a biweekly rate of $13,461.53.

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Bonus Plan: You are eligible for participation in the Annual Bonus Plan Program of School Specialty starting with SSI’s fiscal 2013 year which begins May 1st. This position has a targeted payout of 50% of annual base salary and a potential payout of up to 100% of your base salary.

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Long Term Incentive: This position is eligible to participate in the School Specialty Long Term Equity Incentive Program. Given the level of this position, there are several equity vehicles that make up your new hire long term incentive award, each of which will be evidenced by a separate written agreement.

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Restricted Stock Units (NSU) award: Upon your start date, you will receive and an RSU award consisting of 20,000 shares. This is a time-based vesting award and shares will vest ratably over a 3-year period starting with the first third vesting on the one year anniversary date of your hire into this role. The second third will vest upon the completion of your second anniversary date, and the final third will vest upon completion of your third anniversary.

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Stock Option Grant (with no requirement to purchase stock): Shortly upon your start date, you receive a Stock Option award consisting of 40,000 options. The options are subject to a four-year vesting program at 25% per year starting with your first anniversary date of hire into this position and are valid for ten years.

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Stock Option Grant (with requirement to purchase stock): Shortly upon your start date, you be issued a Stock Option award consisting of 100,000 options. To initiate vesting of these options you will first be required to accumulate $150,000 in purchased shares. Once this is completed, this award will vest: 25% upon an SSI stock price achievement of $5.00 per share; 25% upon an SSI stock price achievement of $10.00 per share; 25% upon an SSI stock price achievement of $15.00 per share; and 25% upon an SSI stock price achievement of $20.00 per share. Additionally, even if the share price targets are achieved, no options are exercisable during your first year of employment. Assuming share price targets are met, you may exercise up to, but nor more than, one-third of this award upon the first anniversary date of your hire into this position. A second third may be exercised upon your second anniversary date, and the final third upon your third anniversary date, assuming share price target are met each of the years. The award has a 10-year term.

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Sign-On Bonus and Retention Bonus: To assist you with your career transition into this position, you will receive a one-time $25,000 gross payment, payable to you within 30 days of your start date with the Company.

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Benefits: During the term of your employment with the Company, you will receive all benefits customarily provided by the Company to its similarly situated employees. The Company shall have the right in its sole discretion to modify or eliminate any benefits provided to its associates. A Summary of your Benefits is included with the hard copy package that is mailed to you.

•	Vacation (PTO): You will accrue 4 weeks of vacation or Paid Time Off (PTO) annually.

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Covenants and Conditions: Associate agrees to the covenants and conditions as listed in Exhibit A attached. There are two (2) copies of this offer letter and of Exhibit A, please sign both, retain a copy of each for your file and fax or email the other copies to Rachel McKinney – Chief Human Resources Officer at (920) 882-5814. Then, please bring an original Exhibit A and an original signed offer letter with you when you start for our files.

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Severance: Should your employment be terminated for reasons other than “cause,” and assuming you are in this role or in a role at an equivalent level upon termination, you will be eligible to receive the standard severance package for your executive level which includes one (1) year of severance based on your current annual salary at the date of termination. The severance payment is contingent upon your execution of a written separation agreement (including a general release of claims) in a form acceptable to the Company within thirty (30) days of the date of your termination and will be paid to you in accordance with the Company’s regular payroll practices over the one-year period following such termination.

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Definition of “Cause”: Definition of “Cause”: “Cause” shall mean any of the following: (1) Employee has materially breached any agreement to which Employee and the Company are parties or any Company policy (including the Company’s policy against unlawful harassment), or has materially breached any other obligation or duty owed to the Company, including, but not limited to, Employee’s substantial failure or willful refusal to perform his duties and responsibilities to the Company, (2) Employee has committed gross negligence, willful misconduct or any violation of law in the performance of Employee’s duties for the Company; (3) Employee has taken any action substantially likely to result in discredit to or loss of business, reputation or goodwill of the Company; (4) Employee has failed to follow reasonable instructions from the Board, officer, body or other entity or individual to whom Employee reports concerning the operations or business of the Company; (5) Employee has been convicted or pled nolo contendere to a felony or other crime, the circumstances of which substantially relate to Employee’s employment duties with the Company; (6) Employee has misappropriated funds or property of the Company or engaged in any material act of dishonesty; (7) Employee has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Company’s Board after full disclosure of all details relating to such transaction. For the purposes of this definition of “Cause,” no act or failure to act on Employee’s part will be deemed “willful” unless done or omitted to be done, by the Employee in bad faith.

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In Addition: You also warrant and represent to School Specialty, Inc. that as of the date of this employment offer, you are not subject to any employment, consulting, service agreement or any restrictive covenants or agreements of any type, which would conflict or prohibit you from fully carrying out the duties of the position being offered to you. In addition, you warrant and represent to School Specialty, Inc. that you have not and will not retain or use for the benefit of School Specialty, Inc., any confidential information, records, trade secrets or other property of a former employer.

Jerry, on behalf of all of us at School Specialty, Inc., we are very much looking forward to the value you will bring to this role. Should you have any questions, please do not hesitate to contact me directly at (920) 882-5800.

Sincerely,

/s/ Michael Lavelle

Michael Lavelle

President and CEO

School Specialty, Inc.

cc: Corporate Human Resources

I, /s/ Gerald T. Hughes, accept the terms as outlined in this offer of employment.

(Printed Name)

/s/ Gerald T. Hughes	April 2, 2012
Signature	Date